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                                                                     EXHIBIT 1.1


                                    AGREEMENT

         THIS AGREEMENT, made as of the 17th day of April, 2001, by and among PF Management, Inc., a North Carolina corporation with offices in Hickory, North Carolina (the "Corporation"), and James C. Richardson, Jr. ("Richardson"), David
R. Clark ("Clark"), and James M. Templeton ("Templeton"), hereinafter referred to collectively as the "Shareholders."

                               W I T N E S S E T H

         WHEREAS, Richardson and Clark are the Chairman and Vice Chairman, respectively, of Pierre Foods, Inc. ("Pierre") and, prior to April 17, 2001, exercised substantial control over approximately 45% of the outstanding shares of Pierre common stock ("Pierre Stock"); and

         WHEREAS, Richardson and Clark formed the Corporation for the purposes of (i) consolidating the ownership of Pierre Stock previously owned by them directly and through (x) HERTH Management, Inc. ("HERTH"), which had owned approximately 21.2% of Pierre Stock, and (y) Columbia Hill, LLC, which had owned approximately 45% of the common stock of HERTH and approximately 0.8% of Pierre Stock, and (ii) to acquire all of the outstanding shares of Pierre Stock held by the public shareholders of Pierre; and

         WHEREAS, the Shareholders are owners of all of the outstanding shares of common stock of the Corporation (the "PFMI Shares"), as set forth in a Shareholders' Agreement dated April 17, 2001; and

         WHEREAS, as a result of the efforts of Richardson and Clark, on April 17, 2001 the Corporation acquired 3,630,212 shares of Pierre Stock, representing 62.8% of the outstanding shares of Pierre; and

         WHEREAS, the Corporation has entered into an Agreement and Plan of Share Exchange, dated as of April 26, 2001, with Pierre, Richardson and Clark, pursuant to which the Corporation intends to acquire the remaining shares of Pierre Stock; and

         WHEREAS, simultaneously with the Corporation's acquiring shares of Pierre Stock on April 17, 2001, the Corporation issued the PFMI Shares to the Shareholders, and the Shareholders became directors of PFMI;

         WHEREAS, prior to April 17, 2001, Templeton owned approximately 11% of the outstanding shares of HERTH, an entity that was controlled by Richardson and Clark through their majority ownership of the equity interests in Columbia Hill, LLC and Richardson's direct ownership of common stock of HERTH; and

         WHEREAS, Richardson and Clark offered Templeton an opportunity to continue his indirect investment in Pierre Stock by accepting, in exchange for his shares of stock of HERTH, PFMI Shares representing 11.875% of the outstanding shares of common stock of the Corporation; and

         WHEREAS, Templeton did not materially influence the acquisition by the Corporation of the Pierre Stock which Richardson and Clark effected on April 17; 2001, and desires that Richardson and Clark continue to control the Corporation and its investment in Pierre Stock.

         NOW, THEREFORE, the parties agree as follows:

         1. Voting of PFMI Shares. With respect to all matters that are submitted to a vote of the Shareholders, Templeton shall not exercise voting discretion with respect to his PFMI Shares but rather shall vote his PFMI shares as requested by Richardson and Clark; provided, that if Templeton receives

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conflicting requests from Richardson and Clark, he shall vote 60% of his PFMI
Shares as requested by Richardson and 40% of his PFMI Shares as requested by Clark.

         2. Disposition of Pierre Stock. Richardson and Clark shall have the sole investment power and authority with respect to the Pierre Stock now owned by the Corporation or acquired by the Corporation in the future, and Templeton shall not influence or attempt to influence the disposition of such Pierre Stock.

         3. Transfer of PFMI Shares. Nothing in this Agreement shall affect Templeton's ability to transfer or otherwise dispose of his PFMI Shares, which transfer or disposition shall be governed by the terms and provisions of the Shareholders' Agreement, dated April 17, 2001, among the Corporation and the Shareholders.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its President, attested to by its Secretary and its corporate seal affixed hereto, and the Shareholders have hereunto set their hand and seal, all as of the day and year written above.


ATTEST:                                    PF MANAGEMENT, INC.

By: /s/ Brian D. Davis                     By: /s/ David R. Clark
   --------------------------------           ---------------------------------
         Secretary                                  President


/s/ Jearldine B. McNiel                       /s/ James C. Richardson, Jr.(SEAL)
-----------------------------------           ----------------------------
Witness                                       James C. Richardson, Jr.


/s/ Jearldine B. McNiel                       /s/ David R. Clark          (SEAL)
-----------------------------------           ----------------------------
Witness                                       David R. Clark


/s/ Jearldine B. McNiel                       /s/ James M. Templeton      (SEAL)
-----------------------------------           ----------------------------
Witness                                       James M. Templeton